UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 2, 2015 (March 2, 2015)

CANADIAN CANNABIS CORP.

(Exact name of registrant as specified in its charter)

Delaware	000-54915	45-3327444
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Rutherford Road South Brampton, Ontario, Canada	L6W 2J2
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (866) 790-3324

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORWARD-LOOKING STATEMENTS

There are statements in this Current Report on Form 8-K that are not historical facts. These “forward-looking statements” can be identified by use of terminology such as “believe,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” and similar expressions. You should be aware that these forward-looking statements are subject to risks and uncertainties that are beyond our control. Although management believes that the assumptions underlying the forward looking statements included in this Current Report are reasonable, they do not guarantee our future performance, and actual results could differ from those contemplated by these forward looking statements. The assumptions used for purposes of the forward-looking statements specified in the following information represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry, and other circumstances. As a result, the identification and interpretation of data and other information and their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment. To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results, and, accordingly, no opinion is expressed on the achievability of those forward-looking statements. In the light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking statements contained in this Current Report will in fact transpire. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. We do not undertake any obligation to update or revise any forward-looking statements. The following discussion should be read in conjunction with the Company’s financial statements and pro forma financial statements and the related notes filed with this Form 8-K.

As used in this Current Report and unless otherwise indicated, the terms “we”, “us”, “our”, and the “Company” refer to Canadian Cannabis Corp.

Item 8.01 Other Events.

On March 2, 2015, we entered into a Letter of Intent (the “LOI”) with 8455562 Canada Inc., a limited company incorporated under the federal laws of Canada, doing business as Hemisphere Pharmaceutical (“Hemisphere”), pursuant to which we intend to negotiate and enter into a definitive agreement (the “Definitive Agreement”) to acquire shares of the stock of Hemisphere (the “Hemisphere Stock”), constituting sixty percent (60%) of all of the issued and outstanding stock of Hemisphere. Pursuant to the LOI, in connection with the closing of the acquisition of the Hemisphere Stock, we also expect to obtain rights to appoint three (3) directors to the Hemisphere board of directors. In consideration of the Hemisphere Stock and the Hemisphere director appointment rights, we have agreed in principal to the following (the “Transaction”):

1)	At closing of the Transaction, CCC intends to issue one million two hundred thousand (1,200,000) shares of common stock of the Company.
2)	CCC intends to provide funds in the approximate amount of CAD $1,250,000 (approximately USD $996,500) to Hemisphere covering construction expenses and fixture costs related to the preparation of a facility to pass Health Canada inspection permitting the harvest of medical marijuana and future working capital of Hemisphere as directed by CCC.
3)	CCC intends to assume current liabilities of Hemisphere in the approximate amount of CAD $365,000 (approximately USD $291,000).
4)	CCC intends to issue for the benefit of the current stockholders of Hemisphere five hundred thousand (500,000) common share purchase warrants, in the aggregate, each warrant exercisable for the purchase of one share of common stock of the Company at a price of USD $2.00 per share, expiring twelve (12) months from the date of the closing of the Transaction.

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5)	Upon Hemisphere’s receipt from Health Canada of its permit to harvest medical marijuana, CCC intends to make a payment to the current shareholders of Hemisphere in the amount of CAD $500,000 (approximately USD $399,000).
6)	CCC intends to permit Hemisphere to propose a candidate for consideration to join the board of directors of CCC.

Hemisphere must satisfy our due diligence investigation and meet other closing conditions customary to similar transactions prior to the closing of the Transaction, the details of which remain subject to final documentation of the Definitive Agreement. Should the Transaction close as planned, the Company will become the majority shareholder of Hemisphere.

The LOI contains additional provisions customary to transactions of this type.

We expect that the issuance of shares of the Company common stock in connection with the Transaction will be exempt from registration under Section 4(2) of the Securities Act.

The foregoing summaries of the Transaction and LOI are not complete and are qualified in their entirety by reference to the complete text of the LOI, which is attached hereto as Exhibits 10.1, and remain subject to the completion of due diligence, execution of the Definitive Agreement, and closing of the Transaction.

Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits:

Exhibit	Description

10.1	Letter of Intent, by and among Canada Cannabis Corp. and 8455562 Canada Inc., executed as of March 2, 2015

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

Canadian Cannabis Corp.
(Registrant)

Date: March 2, 2015	By:	/S/ Benjamin Ward
Benjamin Ward CEO, President, and Director

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